Exhibit 99.1

Tower Automotive, Inc.	Contacts:
27275 Haggerty Road	Financial: Tom Kerns (248) 675-6359
Novi, MI 48377	Media: Sharon Wenzl (248) 675-6253

FOR IMMEDIATE RELEASE

Tower Automotive Announces Deferral of Dividend
on Trust Convertible Preferred Securities

     NOVI, Mich. — December 3, 2004 — Tower Automotive, Inc. (NYSE: TWR) today announced that it has deferred the dividend payment on the 6 3/4% trust convertible preferred securities issued by the Tower Automotive Capital Trust that would have otherwise been paid on December 31. The trust convertible preferred securities are traded on the Over-the-Counter Bulletin Board under the symbol TWRCP.OB. The terms of the Trust and the underlying 6 3/4% convertible subordinated debentures held by the Trust permits the deferral of dividends and the underlying interest payments for up to 20 consecutive quarters. Decisions on any future deferrals will be reviewed quarterly.

     As previously announced, Tower Automotive is currently pursuing a number of actions to offset the adverse impact to its short-term liquidity position from the termination of the early payment programs currently in place at certain of the company’s North American automotive OEM customers. Based on recent conversations with its customers, the company believes that these programs will be phased out over the next couple of months. Tower Automotive’s principal focus in this regard has been to pursue an accounts receivable securitization facility and has obtained a commitment from a third-party to provide it with such a facility. This commitment is subject to a number of conditions and, in addition, the company needs an amendment to its existing credit agreement to implement this facility. The company previously submitted this amendment to its lenders but withdrew it after receiving notice that more than 50 percent of the second lien lenders opposed it as written. Since then, the company has been negotiating with its lender group and expects to make a formal presentation to its lenders regarding the terms and expected benefits of the amendment in the near future.

Tower Automotive Defers Dividend — Page 2

     As a contingency plan, Tower Automotive is also actively pursuing a smaller accounts receivable securitization facility, a European factoring program, and other actions to improve short-term liquidity, all of which the company believes can be implemented under its existing financing arrangements. The deferral of the dividend on the trust preferred securities of approximately $4.4 million improves the company’s short-term liquidity position and preserves the company’s options until either the amendment approval is achieved or the contingency plan is in place early next year.

     Tower Automotive has retained the services of Rothschild, Inc. to support the company in the negotiations for the credit agreement amendment. Rothschild brings significant capital markets experience, strong banking relationships, and global mergers and acquisition breadth as Tower Automotive works to improve the capital structure, de-lever the balance sheet, and enhance liquidity options over the next months.

     Tower Automotive, Inc. is a global designer and producer of vehicle structural components and assemblies used by every major automotive original equipment manufacturer, including BMW, DaimlerChrysler, Fiat, Ford, GM, Honda, Hyundai/Kia, Nissan, Toyota, Volkswagen and Volvo. Products include body structures and assemblies, lower vehicle frames and structures, chassis modules and systems, and suspension components. Additional company information is available at www.towerautomotive.com.

Forward-Looking Statements

     This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 that are subject to risks and uncertainties. You should not place undue reliance on those statements because they only speak as of the date of this press release. Forward-looking statements include information concerning our possible or assumed future results of operations. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read and consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions.

     Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include: (i) the degree to which we are leveraged and our ability to generate sufficient cash flow from operations to meet our future liquidity needs; (ii) our reliance on major customers and selected vehicle platforms; (iii) the cyclicality and

Tower Automotive Defers Dividend — Page 3

seasonality of the automotive market; (iv) our ability to obtain new business on new and redesigned models; (v) our ability to achieve the anticipated volume of production from new and planned supply programs; (vi) general economic or business conditions affecting the automotive industry (which is dependent on consumer spending), either nationally or regionally, being less favorable than expected; (vii) increased competition in the automotive components supply market; (viii) unforeseen problems associated with international sales, including gains and losses from foreign currency exchange; (ix) changes in general economic conditions in the United States and Europe; and (x) various other factors beyond our control. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligation or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

# # #